                                                                    Exhibit 10.6

           Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

                                                                   (Translation)

                                                  DATE:  MAR. 31, 1999

                      POSTA LICENSE AND DISTRIBUTION AGREEMENT

     This Agreement is made and entered into by and between K.K. HIKARI TSUSHIN (hereinafter referred to as "Kou") and Tumbleweed Software, K.K. (Hereinafter referred to as "Otsu") in connection with Posta System with respect to which Tumbleweed is authorized to license and distribute.

Article 1 (Grant of License and Distribution Right)

     1. Otsu hereby grants to Kou a non-exclusive license (hereinafter referred to as the "License") to provide certain services (hereinafter referred to as the "Services") to Kou's users for a consideration by using Posta System (hereinafter referred to as the "Products"). The scope of the Products covered by this Agreement will be separately designated by Tumbleweed.

     2. Otsu hereby grants to Kou a non-exclusive right (hereinafter referred to as the "Distribution Right") to sell the Products to certain customers (in this Agreement a customer shall mean a third party who will use the Products for such internal purposes as authorized by Tumbleweed). Kou may lease the Products to its customers in place of the sale of the Products at request of such customers.

Article 2 (Payment)

     In consideration of the License and the Distribution Right set forth in
Article I hereof, Kou shall pay the following amounts plus consumption tax thereon at the time of the execution of this Agreement:

     - In consideration of acquisition of the License Y30 million payable to Tumbleweed;

     - In consideration of acquisition of the Distribution Right, Y20 million payable to Tumbleweed; and
     - As a minimum license fee for the initial contract year are Y94.5 million and Y23.625 million which equivalent of 25% of Y94.5 million payable to Tumbleweed as a first payment in this date of contract. After that, three months later, six months later, it pay nine months later by Y23.625 million every the degree. But, it isn't kept if this contract ends with the responsibility of Otsu before the payment completes.

Article 3 (Compliance)

     Kou shall comply with the rules, regulations, instructions, etc. prescribed by Otsu and shall exert its sincere effort to expand the market share for the Services and Products when Kou exercises the rights granted by Article I hereof.

Article 4 (Restrictions)

     1. Unless otherwise explicitly provided for in this Agreement, Kou shall not transfer, sublicense or loan Kou's rights.

     2. Kou shall not provide the Services outside of Japan and shall not directly or indirectly sell or distribute the Products outside of Japan.

     3. Kou shall not reproduce, amend source code, reverse engineer or decompile the Products in any method whatsoever. Otsu shall be entitled to insert administration software into the Products without prior notice at any time in order to prevent Kou or Kou's users or customers from conducting any activities beyond the extent authorized by Otsu in advance.

     4. Any trademarks, copyright indications, advertisements and promotions in relation to the Products and the Services will be subject to mutual agreement both Kou and Otsu.

Article 5 (Training in relation to the Products)

     Kou may receive training in relation to the Products in such method, period and content as designated by Otsu. Under this Agreement, Kou may receive
     such training free of charge only [         *         ] of this
     Agreement to the extent that three or less persons for each occasion will receive the training for one time each of education of API and Posta
     administrators.   Upon request of Kou, any other training and education
     than the above-mentioned training will be provided by Otsu for a consideration in such way as separately designated by Otsu.


Article 6 (Invoice Price)

     The invoice prices of the Products shall be equal to the respective amounts set forth in such invoice price table as separately designated by Otsu plus consumption tax thereupon.

Article 7 (Appointment of Sub-distributors)

     Kou may appoint a sub-distributors of the Products with notify to Otsu's.

Article 8 (Loan of the Products for Providing the Services)

     In the event that Kou intends to provide the Services to its users for a consideration by using the Products, Otsu will loan such number of the Products as necessary for providing the Services free of charge only during the effective term of this Agreement. Provided that the free loan of the Products shall be subject to the completion of the payment set forth in
     Article 2 hereof.

Article 9 (Protection of Third Party Licensor's Copyright)

     Kou acknowledges that such software of a third party licensor (hereinafter referred to as the "Licensor") as is integrated with the Products shall be used


---------------

          *Confidential treatment has been requested with respect to certain information contained in this document. Confidential portions have been omitted from the public filing and have been filed separately with the Securities and Exchange Commission.

     for the sole purpose of transmission of files by using the Products and that the Licensor's software shall not be separated from the Products and shall not be used independently. Kou shall make a notification thereof to any customers (who will use the Products) and any users (who will use the Services provided by Kou) and shall have them comply with the above restrictions.

Article 10 (Payment of Running Royalty)

     1. In the event that any sales volume of Kou exceeds such number of delivery of files or such number of users as is covered by the annual minimum license fees after Kou commences to provide the Services by using the Products, Kou shall pay Otsu such running royalty (plus consumption tax thereupon) as will be separately designated by Otsu.

     2. Kou shall prepare, maintain and provide to Otsu accurate records based upon which the above running royalty shall be calculated. During the effective period of this Agreement and thereafter Otsu and its designee(s) shall be entitled to examine and make each copy of the above records.

     3. In accordance with the terms of this Agreement, Otsu will send Kou an invoice covering the running royalty. Such invoice will be closed at the end of the month in the invoice is received by Kou, who shall pay the amount designated in the invoice by remitting the same to such bank account as separately designated by Otsu no later than the end of the following month.

Article 11 (Sales Plan)

     Kou shall prepare sales plans for the Products an the Services provided by using the Products in such a form as separately designated by Otsu. Kou shall submit to Otsu such plans every three months on the date separately designated.

Article 12 (Supply of the Products)

     Any individual sales agreement of the Products shall become effective when Kou places an order to Otsu for shipment of the Products and such order is approved by Otsu orally or in writing. Otsu shall deliver the Products to such place as designated by the order.

Article 13 (Payment of Sales Price of the Products)

     After delivering the Products to such place as designated by Kou, Otsu will send an invoice of sales price of the Products to Kou in accordance with the terms of this Agreement. The invoiced amount shall be closed at the end of the month in which the invoice is received by Kou, who shall pay the amount designated in the invoice by remitting the same to such bank account as separately designated by Otsu no later than the end of the after three month.


Article 14 (Entrustment of Maintenance Services)

     With respect to maintenance services for the Products to be provided by Kou to a customer, Kou shall enter into a maintenance agreement with such customer with cooperation of Otsu. Kou shall pay Otsu annual maintenance fees which will be separately designated by Otsu.

Article 15 (Prohibition of Modification)

     Kou shall not modify the Products and shall prevent its customers and users from modifying the Products unless otherwise agreed upon by Otsu in writing and in advance.

Article 16 (Provision of APIs)

     1. At Kou's request, Otsu will provide Kou with APIs in order for Kou to integrate the Products into any other software. In such event, Kou shall enter into a separate API license agreement as will be designated by Otsu.

     2. In the event that Kou intends to integrate the Products with any other software by using APIs, Otsu will provide Kou with technical support upon Kou's request. Terms and conditions of supply of such technical support will be determined by both parties upon mutual consultation depending upon the content of technology required by Kou.

     3. The ownership of any media containing APIs belongs to Otsu and any and all rights relating to APIs will be reserved by Otsu or its licensors.

Article 17 (Termination)

     1. In the event that Kou or Otsu falls under any of the following, the other party shall be entitled to forthwith terminate this Agreement without any demand or notice. In such event, all of Kou's or Otsu's debts to the other party shall become due and payable and Kou or Otsu shall forthwith pay all amounts thereof to the other party:

          (a) If the party is subject to any provisional attachment, preliminary injunction, attachment, or any petition for bankruptcy and reorganization or any other legal proceeding which will be likely to interfere with the business of the party;

          (b) If the party transfers any right or obligation arising hereunder to any third party or causes any third party to take over the same; or
          (c)  If the party breaches any of the provisions of this Agreement.

     2. In the event that Otsu's right to use the Licensor's software which constitutes components of the Products expires or terminates for whatever reasons, Otsu may forthwith terminate this Agreement.

     3. Upon any expiration or termination of this Agreement, Kou shall not be entitled to request any compensation from Otsu due to loss of the License and the Distribution Right, etc.

Article 18 (Warranty and Damages)

     1. In the event that there is a defect in media of the Products for any reason attributable to Otsu, Otsu's liability shall be limited to replacement of the non-defective products or repayment of the purchase price of the Products.

     2. Users of the Products (namely, any of Kou, Kou's customers and users) shall be responsible for any use, operation and administration of the Products and Otsu shall not be liable for any damage of those users arising from the use of the Products.

Article 19 (Confidentiality)

     During the effective period of this Agreement and thereafter, Kou shall not disclose to any third party any technical or business confidential information which is obtained by Kou under this Agreement or in connection with any transaction hereunder and shall not use such confidential information for any other purposes than that of this Agreement.

     Upon expiration or termination of this Agreement, Kou shall return to Otsu the Products loaned to Kou hereunder, media containing APIs and any other materials including Otsu's confidential information (together with all copies thereof).

Article 20 (Term, etc.)

     This Agreement shall become effective as of the date when both parties have affixed their names and seals hereon and shall remain in force and effect for one year thereafter. Unless otherwise indicated by either party no later than one month prior to any expiration date, this Agreement shall be automatically renewed for additional one year periods under the same conditions hereof. Provided that no initial payment for acquisition of the License and the Distribution Right shall be required in any renewal period and annual minimum license fees applicable to any renewal period shall be agreed upon in advance based upon mutual consultation with Otsu.

Article 21 (Good Faith)

     1. Kou and Otsu shall cooperate with each other to sincerely perform this Agreement in good faith.

     2. With regard to any matters not provided for in this Agreement or any matters that may subject to dispute, both parties shall discuss such matters in good faith.

Article 22 (Jurisdiction)

     In the event any dispute arises between the parties in connection with this agreement, the Tokyo District Court shall have an exclusive jurisdiction for the first instance.

     IN WITNESS WHEREOF, Kou and Otsu have executed this Agreement by affixing their names and seals in duplicate, one copy of which is retained by each of the parties.


                                        (Kou):

                                        2-1-1 Otemachi Chiyoda-ku Tokyo
                                        K.K. HIKARI TSHUSHIN
                                        President Yasumitsu Shigeta



                                        (Otsu)

                                        Kanetatsu Bldg. 5F
                                        2-17 Hayabusa-cho Chiyoda-ku Tokyo
                                        Tumbleweed Software K.K.
                                        Representative    Shinji Eura